EXHIBIT 21

Subsidiaries

Paladin Realty Income Properties, L.P. (Delaware)

Glenwood Housing Partners I, LLC (Indiana)

PRIP 10637, LLC (Delaware)

Springhurst Housing Partners, LLC (Indiana)

PRIP 3700, LLC (Delaware)

KC Pinehurst Associates, LLC (Delaware)

PRIP 500, LLC (Delaware)

KC Pheasant Associates, LLC (Delaware)

PRIP 1102, LLC (Delaware)

KC Retreat Associates, LLC (Delaware)

PRIP 11128, LLC (Delaware)

PRIP 6700, LLC (Delaware)

Park Hill Partners I, LLC (Delaware)

PRIP 3383, LLC (Delaware)

FPA/PRIP Conifer, LLC (Delaware)

PRIP 5060/6310, LLC (Delaware)

FPA/PRIP Governor Park, LLC (Delaware)

PRIP Lofton, LLC (Delaware)

Evergreen at Lofton Place, LLC (Delaware)

PRIP Beechwood, LLC (Delaware)

Morgan Beechwood, LLC (Delaware)

PRIP Stoneridge, LLC (Delaware)

DT Stone Ridge, LLC (Delaware)

PRIP Coursey, LLC (Delaware)

Evergreen at Coursey Place Sole Member, LLC (Delaware)

PRIP Pines, LLC (Delaware)

FP-1, LLC (Virginia)